Exhibit 3.1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SAIC, INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF OCTOBER, A.D. 2007, AT 6:23 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

4014717 8100	AUTHENTICATION: 60 61609
071098651	DATE: 10-10-07

State of Delaware Secretary of State Division of Corporations Delivered 06:42 PM 10/09/2007 FILED 06:23 PM 10/09/2007 SRV 071098651 – 4014717 FILE

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SAIC, INC.

SAIC, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof and inserting the following in lieu thereof:

“FOURTH: CAPITALIZATION

(A) Authorized Capitalization.

The Corporation is authorized to issue three classes of capital stock to be designated, respectively, “Common Stock,” “Class A Preferred Stock” and “Preferred Stock.” The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is 3,510,000,000 shares, each with a par value of $0.0001 per share, of which:

(1) 2,000,000,000 shares shall be Common Stock;

(2) 1,500,000,000 shares shall be Class A Preferred Stock; and

(3) 10,000,000 shares shall be Preferred Stock.

Effective upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation under the DGCL (the “Effective Time”), each share of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as one share of Class A Preferred Stock. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock and Class A Preferred Stock of the Corporation, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

(B) Common Stock and Class A Preferred Stock.

(1) General. The powers, preferences and rights of the Common Stock and the Class A Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation. The Common Stock and the Class A Preferred Stock shall be subject to the express terms of the Preferred Stock and any series thereof that may come into existence from time to time.

(2) Voting. In all matters submitted to a vote of the stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; and each holder of Class A Preferred Stock shall be entitled to ten votes, in person or by proxy, for each share of Class A Preferred Stock standing in such holder’s name on the stock transfer records of the Corporation. Unless otherwise required under applicable law (except as provided in Section (A)) or this Restated Certificate of Incorporation and subject to any rights that may be conferred upon the holders of any series of Preferred Stock that may come into existence from time to time, the holders of Common Stock and Class A Preferred Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(3) Dividends and Other Distributions. Subject to the rights of any series of Preferred Stock that may come into existence from time to time, and subject to Section (B)(7)(f), the holders of Common Stock and the holders of Class A Preferred Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor; provided, however, that in the event such dividend is paid in the form of shares of the Corporation’s capital stock or rights to acquire shares of the Corporation’s capital stock, the holders of Common Stock shall receive Common Stock or rights to acquire Common Stock, as the case may be, and the holders of Class A Preferred Stock shall receive Class A Preferred Stock or rights to acquire Class A Preferred Stock, as the case may be.

(4) Subdivisions or Combinations. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock, the outstanding shares of Class A Preferred Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis; and if the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Preferred Stock, the outstanding shares of Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis.

(5) Mergers or Consolidations. In the event of any merger or consolidation to which the Corporation is a party (whether or not the Corporation is the surviving entity), the holders of Common Stock and Class A Preferred Stock shall be entitled to receive, on a per share basis, the same amount and form of stock and other securities and property (including cash).

(6) Liquidation. Subject to the rights of any series of Preferred Stock that may come into existence from time to time, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock and the holders of Class A Preferred Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of the Corporation’s capital stock.

(7) Conversion and Transfer Restrictions of the Class A Preferred Stock.

(a) Each record holder of shares of Class A Preferred Stock may convert any or all of those shares into an equal number of shares of Common Stock. Shares of Common Stock may not be converted into shares of Class A Preferred Stock.

(b) A record holder of shares of Class A Preferred Stock may effect a voluntary conversion of any or all of those shares in accordance with Section (B)(7)(a) by surrendering the certificates, if any, for the number of shares to be converted, accompanied by any required tax transfer stamps, and delivering a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Common Stock and requesting that the Corporation issue such shares of Common Stock to persons named therein, setting forth the number of shares of Common Stock to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender of certificates, if any, or the date of receipt by the Corporation of the notice of conversion, if the shares to be converted are uncertificated.

(c) Each share of Class A Preferred Stock shall automatically convert into one share of Common Stock upon the transfer of that share if, after the transfer, the share is not owned by a permitted transferee. In addition, notwithstanding any other provision of this Section (B)(7), each share of Class A Preferred Stock shall be transferable and shall automatically convert into one share of Common Stock at the time of transfer of that share in the following circumstances:

(A) a transfer by a qualified retirement plan described in Section 401(a) of the Code sponsored by the Corporation or any of its subsidiaries (i) to the Corporation; (ii) to a distributee of any such plan pursuant to the terms of the plan; or (iii) pursuant to instructions of a participant in any such plan to sell or exchange Class A Preferred Stock pursuant to the terms of the plan;

(B) a transfer upon the exercise by a distributee of any such plan of any put right under the terms of the plan requiring the Corporation to purchase the share from the distributee; or

(C) a transfer by such a plan, upon the exercise by a participant or beneficiary of the plan of a right of diversification accorded to the participant or beneficiary by (i) the Pension Protection Act of 2006, as the same may be amended or may be interpreted or implemented from time to time by the U.S. Department of Labor, the U.S. Department of the Treasury or any other federal department or agency or (ii) the Board of Directors in its sole and absolute discretion.

For purposes of the foregoing sentence, any transfer shall be deemed to be a transfer of Common Stock. In the case of any such automatic conversion, stock certificates, if any, formerly representing each such share of Class A Preferred Stock shall thereupon and, except for a transfer to the Corporation where the shares are being retired, thereafter be deemed to represent such number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted pursuant to the terms hereof, such shares of Class A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate, except any rights under Section (B)(7)(f).

(d) Shares of Class A Preferred Stock shall be transferred on the books of the Corporation, and a new certificate therefor, if any, issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate, if any, for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, and such documentation as shall be reasonably satisfactory to the Corporation, including documentation showing compliance with this Article Fourth.

(e) Any person (other than a permitted transferee) who takes shares of Class A Preferred Stock in a transfer otherwise permitted by Section (B)(7) may treat the endorsement on the certificate, if any, representing such shares, or the instrument accompanying the transfer of such shares, as authorizing such person on behalf of the transferor to convert the shares in the manner provided in Section (B)(7)(a) for the purpose of registering the transfer to such person of the shares of Common Stock issuable upon conversion, and to give on behalf of the transferor the written notice of conversion required by Section (B)(7)(b), and may convert such shares of Class A Preferred Stock accordingly.

(f) Upon any conversion of shares of Class A Preferred Stock into shares of Common Stock pursuant to the provisions of this Section (B)(7), any dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that has been declared on the shares of Class A Preferred Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Common Stock into or for which the shares of Class A Preferred Stock are so converted, provided that any such dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that is declared on the shares of Class A Preferred Stock payable in shares of Class A Preferred Stock shall be deemed to have been declared, and shall be payable, in shares of Common Stock.

(g) Any shares of Class A Preferred Stock that have been converted to shares of Common Stock will be retired with no further action by the Corporation, and will resume the status of authorized and unissued Class A Preferred Stock.

(h) The Corporation at all times shall reserve and keep available, out of its authorized but unissued Common Stock, at least the number of shares of Common Stock that would become issuable upon the conversion of all shares of Class A Preferred Stock then outstanding.

(i) Every certificate for shares of Class A Preferred Stock shall bear a legend on its face reading as follows:

“The shares of Class A Preferred Stock represented by this certificate may not be transferred (which term includes, without limitation, buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to the shares) to any person in connection with a transfer that does not meet the qualifications set forth in Section (B)(7) of Article Fourth of the Restated Certificate of Incorporation of the Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications prescribed by Section (B)(7) of Article Fourth is entitled to own or to be registered as the record holder of the shares of Class A Preferred Stock represented by this certificate, but the record holder of this certificate may at any time (except as provided in Section (B)(7)(a) of Article Fourth) convert the shares of Class A Preferred Stock represented by this certificate into the same number of shares of Common Stock for purposes of effecting the sale or other disposition of the shares of Class A Preferred Stock to any person. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing,”

In the case of uncertificated shares, an appropriate notice containing the applicable transfer restrictions shall be sent to the registered owner thereof.

(8) Definitions. For purposes of this Article Fourth, the following terms shall have the following meanings:

(a) “Code” means the Internal Revenue Code of 1986, as amended.

(b) “Employee benefit plan” means a pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code.

(c) “Immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

(d) “Individual retirement account” means an account as defined in Section 408(a) of the Code.

(e) “Permitted transferee” means:

(i) an immediate family member of the transferor;

(ii) a trust for the sole benefit of the transferor or an immediate family member of the transferor, and the transferor or any immediate family member of the transferor who receives shares of Class A Preferred Stock from any such trust;

(iii) an individual retirement account that receives shares of Class A Preferred Stock, provided that (A) the transferor is an employee benefit plan sponsored by the Corporation or any of its subsidiaries, (B) the transferor is a distributee of an employee benefit plan described in subclause (A), or (C) the transferor is an individual retirement account for the benefit of a distributee described in subclause (B);

(iv) the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account;

(v) the estate of a deceased holder of shares, provided that such transfer was pursuant to the deceased holder’s will or the laws of distribution;

(vi) the beneficiary of an estate referred to in clause (v) above, provided that the transferor is such estate and such beneficiary is the immediate family member of the deceased or a trust for the sole benefit of such immediate family member;

(vii) an employee benefit plan sponsored by the Corporation or any of its subsidiaries;

(viii) a lending institution in connection with a pledge of shares and such shares are pledged as bona fide collateral for a loan to the transferor;

(ix) the Corporation or any of its subsidiaries;

(x) any distributee of an employee benefit plan sponsored by the Corporation or any of its subsidiaries pursuant to the terms of such plan, provided that the transferor is such employee benefit plan; and

(xi) an employee of the Corporation or any of its subsidiaries, provided that the transferor is the Corporation or any of its subsidiaries.

(f) “Public offering date” means the date the Corporation’s Common Stock commences trading on a national securities exchange.

(g) “Transfer” (and the related term “transferred”) means any sale, pledge, gift, assignment or other transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) of any ownership or voting interest in any share of Class A Preferred Stock, including:

(i) any offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (A) any shares of Class A Preferred Stock; (B) any securities convertible into or exercisable or exchangeable for Class A Preferred Stock; or (C) any shares of Common Stock into which the shares of Class A Preferred Stock are convertible; or

(ii) entry into any swap or other arrangement (including by way of insurance) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A Preferred Stock or any shares of Common Stock into which the shares of Class A Preferred Stock are convertible;

regardless of whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Preferred Stock, Common Stock or other securities, in cash or otherwise; provided, however, that an original issuance of shares of capital stock by the Corporation or the transfer of shares of capital stock from the Corporation’s treasury shall not be considered a transfer for purposes of this Article Fourth.

(h) “Subsidiary” means a corporation or other entity of which securities or other interests representing at least fifty percent of the voting power in the election of directors are held by the Corporation or its subsidiaries.

(C) Preferred Stock.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series the number of shares thereof and such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, SAIC, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 9th day of October, 2007.

SAIC, INC

By:	/s/ DOUGLAS E. SCOTT
Name:	Douglas E. Scott
Title:	Executive Vice President, General Counsel and Secretary